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                                                                    EXHIBIT 99.1

[PETROQUEST ENERGY, INC. LETTERHEAD]





NEWS RELEASE
FOR IMMEDIATE RELEASE

For further information, contact:       Robert R. Brooksher, Vice President -
                                        Corporate Communications
                                        (337) 232-7028


                  PETROQUEST ENERGY, INC. ANNOUNCES CLOSING OF
                           $21 MILLION STOCK OFFERING

Lafayette, Louisiana - November 4, 2002 - PetroQuest Energy, Inc. (NASDAQ: PQUE) announced today the closing of the previously announced offering of 5,000,000 shares of its common stock in an underwritten offering by Friedman, Billings, Ramsey & Co., Inc. The shares were sold to the public for $4.25 per share. After underwriting discounts, the Company realized proceeds of approximately $20.4 million.

The net proceeds of the offering will be used to fund exploration and development activities, pay down debt and for other general corporate purposes. The Company will use substantially all of the net proceeds to reduce indebtedness under its bank credit facility, and then intends to use its bank credit facility and funds provided from operations to fund exploration and development activities and for other general corporate purposes.

Copies of the prospectus can be obtained from Friedman, Billings, Ramsey & Co., Inc., 1001 19th Street North, Arlington, Virginia 22209.

PetroQuest Energy Inc. is an independent energy company engaged in the exploration, development, acquisition and production of oil and natural gas reserves in the Gulf Coast Basin, both onshore and in shallow waters offshore.

This press release contains "forward-looking statements" within the meaning of section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements are subject to certain risks, trends and uncertainties that could cause actual results to differ materially from those projected. Among those risks, trends and uncertainties are our estimate of the sufficiency of our existing capital sources, our ability to raise additional capital to fund cash requirements for future operations, the uncertainties involved in estimating quantities of proved oil and natural gas reserves, in prospect development and property acquisitions and in projecting future rates of production, the timing of development expenditures and drilling of wells, and the operating hazards attendant to the oil and gas business. In particular, careful consideration should be given to cautionary statements made in the various reports PetroQuest has filed with the Securities and Exchange Commission. PetroQuest undertakes no duty to update or revise these forward-looking statements.